Veramark Announces Fourth Quarter 2012 and Fiscal Year 2012 Results

ROCHESTER, NY -- (Marketwire - February 19, 2013) - Veramark Technologies, Inc. (OTCQB: VERA), a leading provider of Telecom Expense Management (TEM) solutions, today announced increased revenues and profitable financial results for the quarter and year ended December 31, 2012. Revenues of $4.0 million for the fourth quarter of 2012 increased 3% from revenues of $3.9 million for the same quarter of 2011. Revenues for the full year ended December 31, 2012 totaled $15.3 million, representing an increase of 10% from revenues of $13.9 million for the year ended December 31, 2011.

Veramark's net income of $270,000, or $0.03 per share, for the fourth quarter of 2012 compared with a net loss of $687,000, or $0.07 per share, for the fourth quarter of 2011. For the full year ended December 31, 2012 reported net income of $745,000, or $0.07 per share, compared with a net loss of $1.2 million, or a loss $0.12 per share for the year ended December 31, 2011.

"2012 was a year of solid growth for Veramark in a number of ways," said President and CEO Tony Mazzullo. "For example, Veramark revenue in 2012 from multi-year TEM service contracts was up 28% over 2011," said Mazzullo.

Veramark also expanded its Atlanta, GA facilities in 2012, to accommodate growth and better serve its clients. The company relocated its Alpharetta, GA office into a new, larger facility in nearby Sandy Springs, GA. With more than twice the space of the previous office, the new office provides much-needed elbow room for the growing team of telecom management consultants, auditors, financial analysts, and service delivery managers serving Veramark's expanding customer base.

"2012 was also noteworthy for the recognition Veramark received as a world-class TEM provider," said Mazzullo. "Veramark is one of only six independent U.S.-based TEM companies included in Gartner's 2012 Magic Quadrant for Global TEM Report."

Mr. Mazzullo will host a teleconference to discuss the 2012 fourth quarter results on Thursday, February 21, at 2:00 pm eastern time. To access the conference call, dial (800) 749-1342.

                        VERAMARK TECHNOLOGIES, INC.
                     CONDENSED STATEMENT OF OPERATIONS
                                (Unaudited)

                             Three Months Ended
                                December 31

                                                           2012        2011
Revenues                                            $ 3,996,637 $ 3,875,397

  Cost of Revenues                                    1,593,231   1,512,812
  Operating Expenses                                  2,132,561   3,059,363
  Net Interest Income                                    13,148       9,597
                                                    ----------- -----------
Income (Loss) Before Taxes                              283,993    (687,181)

  Income Taxes                                           14,000           -
                                                    ----------- -----------
Net Income (Loss)                                   $   269,993 $  (687,181)
                                                    =========== ===========

                                                    ----------- -----------
Net Income (Loss) Per Diluted Share                 $      0.03 $     (0.07)
                                                    =========== ===========
Diluted Weighted Average
Number of Shares Outstanding                         10,716,949  10,484,189
                                                    =========== ===========

                            Twelve Months Ended
                                December 31

                                                           2012        2011
Revenues                                            $15,318,394 $13,937,702

  Cost of Revenues                                    6,321,420   5,771,216
  Operating Expenses                                  8,276,920   8,574,576
  Net Interest Income                                    38,816      51,555
                                                    ----------- -----------
Income (Loss) Before Litigation,
Settlement Expenses, and Taxes                          758,870    (356,535)

  Litigation and Settlement Expenses                          -     862,995
  Income Taxes                                           14,000           -
                                                    ----------- -----------
Net Income (Loss)                                   $   744,870 $(1,219,530)
                                                    =========== ===========

                                                    ----------- -----------
Net Income (Loss) Per Diluted Share                 $      0.07 $     (0.12)
                                                    =========== ===========
Diluted Weighted Average
Number of Shares Outstanding                         10,670,471  10,296,727
                                                    =========== ===========

About Veramark Technologies, Inc.

Veramark eliminates telecom distractions for performance-driven organizations that demand value from their communication investments. Our solutions leverage the power of intuitive technology and problem-solving people to simplify telecom management and convert complex data into actionable intelligence. We ensure that our customers need what they buy, buy what they need, and pay what they should for telecom. Veramark is trusted by more than 3,000 organizations around the world. For more information, visit www.veramark.com.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Act") that discuss Veramark's beliefs, expectations or intentions pertaining to, among other things, its operations, markets, products, services, prices and performance. Forward-looking statements and the success of Veramark generally involve numerous risks and uncertainties, such as trends of the economy, interest rates, income tax laws, governmental regulations, legislation and those risk factors discussed under the heading "Risk Factors" and elsewhere in Veramark's filings under the Act. Veramark cannot guarantee that any of its forward-looking statement will prove to be accurate, although it believes that it has been reasonable in its expectations and assumptions. Forward-looking statements are subject to the risks identified in "Risk Factors" and elsewhere in Veramark's filings under the Act. Readers are cautioned not to place any undue reliance on Veramark's forward-looking statements. Veramark does not undertake to update any of its forward-looking statements.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc. MySMART and Veramark Value Acceleration Process are trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners. This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Contact:
Andrew Tempest
Director of Marketing
Tel: 585.383.6883